Exhibit 8.1

633 Seventeenth Street, Suite 3000, Denver, CO 80202-3622
Telephone:  303.297.2900   Fax:  303.298.0940   www.shermanhoward.com

November 26, 2019

QVC, Inc.

1200 Wilson Drive

West Chester, Pennsylvania 19380

Re:                             QVC, Inc.

Registration Statement on Form S-3

We have acted as special counsel to QVC, Inc., a Delaware corporation (the “Issuer”) in connection with the public offering of $435,000,000 aggregate principal amount of the Issuer’s 6.250% Senior Secured Notes due 2068 (the “Notes”). The Notes will be issued pursuant to (i) the Registration Statement on Form S-3 (File No. 333-233799) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act (the “Registration Statement”) which Registration Statement includes the base prospectus dated as of October 3, 2019; and (ii) the prospectus supplement, dated November 19, 2018, filed in definitive form by the Company with the Commission on November 21, 2018, pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”).

Subject to the assumptions, qualifications and limitations set forth in the discussion in the Prospectus Supplement under the caption “Certain U.S. Federal Income and Estate Tax Consequences,” we confirm that such discussion, insofar as it concerns conclusions of law, constitutes our opinion as to the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of the Notes acquired in the offering contemplated by the Prospectus Supplement.

We hereby consent to (i) the filing of this opinion with the Commission as an exhibit to the Issuer’s Current Report on Form 8-K, dated November 26, 2019, (ii) the incorporation by reference of this opinion into the Registration Statement, and (iii) the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sherman & Howard L.L.C.